Provident Financial Services, Inc. Announces Increased Quarterly Earnings and Declares Quarterly Cash Dividend

JERSEY CITY, NJ, October 26, 2012 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) reported net income of $16.2 million, or $0.28 per basic and diluted share for the three months ended September 30, 2012, compared to net income of $15.6 million, or $0.27 per basic and diluted share for the three months ended September 30, 2011.

For the nine months ended September 30, 2012, the Company reported net income of $50.6 million, or $0.89 per basic share and $0.88 per diluted share, compared to net income of $42.5 million, or $0.75 per basic and diluted share for the same period last year.

The improvement in earnings for the third quarter and year-to-date period ended September 30, 2012, was largely attributable to the continued improvement in asset quality and related reductions in the provision for loan losses, while growth in both average loans outstanding and average lower-costing core deposits have mitigated compression in the net interest margin.

Christopher Martin, Chairman, President and Chief Executive Officer, commented, “The strong organic loan growth we experienced during the third quarter helped offset the margin compression currently affecting much of our industry.  Our margin was impacted by accelerated repayments of mortgage-backed securities, as well as rate modifications and refinancing by existing customers who continued to take advantage of the prolonged low interest rate environment.”  Martin continued: “Helping preserve the margin, we achieved substantial core deposit growth during the quarter.  Asset quality continued to improve despite the lingering challenges within the New Jersey economy.  We look forward to 2013 and hopefully, a clearer economic outlook.  Our capital levels remain strong and our staff remains committed to building and expanding client relationships through personal attention.”

Declaration of Quarterly Dividend

The Company’s Board of Directors declared a quarterly cash dividend of $0.13 per common share payable on November 30, 2012, to stockholders of record as of the close of business on November 15, 2012.

Balance Sheet Summary

Total assets increased $167.6 million to $7.26 billion at September 30, 2012, from $7.10 billion at December 31, 2011.  The increase was primarily due to increases in net loans and cash and cash equivalents, partially offset by a decline in total securities.

Cash and cash equivalents increased $37.9 million to $107.6 million at September 30, 2012, from $69.6 million at December 31, 2011.  These cash balances are expected to be deployed to fund loan originations, the repayment of borrowings and investment purchases.

The Company’s net loans increased $169.4 million, or 3.7%, during the nine months ended September 30, 2012 to $4.75 billion.  Loan originations totaled $1.2 billion and loan purchases totaled $115.4 million for the nine months ended September 30, 2012.  The loan portfolio had net increases of $162.9 million in commercial and multi-family mortgage loans, $22.6 million in consumer loans and $10.6 million in construction loans, which were partially offset by decreases in residential mortgage loans and commercial loans of $19.3 million and $9.8 million, respectively.  Commercial real estate, commercial and construction loans represented 61.1% of the loan portfolio at September 30, 2012, compared to 59.8% at December 31, 2011.

At September 30, 2012, the Company’s unfunded loan commitments totaled $850.9 million, including $345.4 million in commercial loan commitments, $138.7 million in construction loan commitments and $96.7 million in commercial mortgage commitments.  Unfunded loan commitments at December 31, 2011 were $770.4 million.

Total investments decreased $35.9 million, or 2.0%, to $1.73 billion at September 30, 2012, from $1.76 billion at December 31, 2011.  The decrease was primarily due to principal repayments on mortgage-backed securities, maturities of municipal and agency bonds and the sale of certain mortgage-backed securities which had a high risk of prepayment, partially offset by purchases of mortgage-backed and municipal securities.

Total deposits increased $217.1 million, or 4.2%, during the nine months ended September 30, 2012 to $5.37 billion.  Core deposits, consisting of savings and demand deposit accounts, increased $338.3 million, or 8.4%, to $4.37 billion at September 30, 2012.  Partially offsetting this increase, time deposits decreased $121.2 million, or 10.7%, to $1.01 billion at September 30, 2012, with the majority of the decrease occurring in the 24-month and shorter maturity categories.  The Company remains focused on developing core deposit relationships, while strategically permitting the run-off of time deposits.  Core deposits represented 81.3% of total deposits at September 30, 2012, compared to 78.1% at December 31, 2011.

Borrowed funds were reduced $85.8 million, or 9.3% during the nine months ended September 30, 2012, to $834.4 million, as core deposit growth continued to replace wholesale funding.  Borrowed funds represented 11.5% of total assets at September 30, 2012, a reduction from 13.0% at December 31, 2011.

Common stock repurchases for the nine months ended September 30, 2012, totaled 408,000 shares at an average cost of $13.81 per share.  No shares were repurchased during the quarter ended September 30, 2012.  As of September 30, 2012, 1.4 million shares remained eligible for repurchase under the current authorization.  At September 30, 2012, book value per share and tangible book value per share were $16.43 and $10.47, respectively, compared with $15.88 and $9.87, respectively, at December 31, 2011.

Results of Operations

Net Interest Income and Net Interest Margin

For the three months ended September 30, 2012, net interest income decreased $741,000 from the same period in 2011, to $53.7 million.  The decline in net interest income for the three months ended September 30, 2012, was primarily due to compression in the net interest margin, partially mitigated by growth in average interest-earning assets.  Net interest income for the nine months ended September 30, 2012, increased $1.1 million compared to the same period in 2011, to $163.1 million.  The improvement in net interest income for the nine months ended September 30, 2012 resulted from an increase in average interest-earning assets, primarily average loans outstanding, funded with growth in lower-costing core deposits.  This improvement in earning asset volume and funding mix was partially offset by compression in the net interest margin.

The Company’s net interest margin for the quarter ended September 30, 2012 was 3.31%, a decrease of 8 basis points from 3.39% for the quarter ended June 30, 2012, and 19 basis points from 3.50% for the quarter ended September 30, 2011.  The decrease in the net interest margin was primarily attributable to the decline in yields on interest-earning assets, which outpaced the downward re-pricing of the Company’s interest-bearing liabilities as longer-term market interest rates have declined and the yield curve has flattened.  The weighted average yield on interest-earning assets was 3.99% for the three months ended September 30, 2012, compared with 4.11% for the trailing quarter, and 4.45% for the three months ended September 30, 2011.  The weighted average cost of interest-bearing liabilities was 0.82% for the quarter ended September 30, 2012, compared with 0.85% for the trailing quarter and 1.10% for the third quarter of 2011.  The average cost of interest bearing deposits for the three months ended September 30, 2012 was 0.54%, compared with 0.58% for the trailing quarter and 0.81% for the same period last year.  Partially offsetting the effects of interest rate spread compression on the margin, average non-interest bearing demand deposits totaled $771.4 million for the quarter ended September 30, 2012, compared with $689.3 million for the trailing quarter and $605.8 million for the quarter ended September 30, 2011.  The average cost of borrowings for the three months ended September 30, 2012 was 2.32%, compared with 2.20% for the trailing quarter, and 2.50% for the same period last year.  The increase in the cost of borrowing from the trailing quarter was due to a reduction in lower-costing overnight funds.

For the nine months ended September 30, 2012, the net interest margin decreased 13 basis points to 3.38%, compared with 3.51% for the nine months ended September 30, 2011.  The weighted average yield on interest-earning assets declined 43 basis points to 4.10% for the nine months ended September 30, 2012, compared with 4.53% for the nine months ended September 30, 2011, while the weighted average cost of interest-bearing liabilities declined 32 basis points to 0.86% for the nine months ended September 30, 2012, compared with 1.18% for the same period in 2011.  The average cost of interest bearing deposits for the nine months ended September 30, 2012 was 0.58%, compared with 0.87% for the same period last year.  Average non-interest bearing demand deposits totaled $710.5 million for the nine months ended September 30, 2012, compared with $580.8 million for the nine months ended September 30, 2011.  The average cost of borrowings for the nine months ended September 30, 2012 was 2.26%, compared with 2.62% for the same period last year.

Non-Interest Income

Non-interest income totaled $9.8 million for the quarter ended September 30, 2012, an increase of $1.1 million, or 13.2%, compared to the same period in 2011.  Fee income increased $901,000 to $7.5 million for the three months ended September 30, 2012, compared with the three months ended September 30, 2011, due primarily to an increase in commercial loan prepayment fees and increased wealth management fees attributable to Beacon Trust Company (“Beacon”), acquired in August 2011.  These increases were partially offset by lower deposit-based fee revenue.  Additionally, other income increased $600,000 for the three months ended September 30, 2012, compared to the same period in 2011, resulting from an increase in gains related to loan sales, partially offset by increased net losses on the sale of foreclosed real estate.  Net gains on securities transactions for the quarter ended September 30, 2012 totaled $298,000, a decrease of $360,000 compared to the same period in 2011.

For the nine months ended September 30, 2012, non-interest income totaled $31.9 million, an increase of $8.0 million, or 33.5%, compared to the same period in 2011.  Fee income totaled $23.0 million for the nine months ended September 30, 2012, an increase of $5.0 million compared with the same period in 2011, largely due to an increase in wealth management fees related to the Beacon acquisition and increased prepayment fees on commercial loans, which were partially offset by lower deposit-based fee income, primarily consisting of overdraft fees.  Net gains on securities transactions totaled $2.5 million for the nine months ended September 30, 2012, compared to $686,000 for the same period in 2011.  During the period, the Company identified and sold certain mortgage-backed securities which had a high risk of accelerated prepayment.  The proceeds from the sales were reinvested in similar securities with more stable projected cash flows.  Also contributing to the increase in non-interest income, other income increased $1.0 million for the nine months ended September 30, 2012, compared with the same period in 2011, primarily due to income associated with the termination of the Company’s debit card rewards program and an increase in gains related to loan sales, partially offset by increased net losses on the sale of foreclosed real estate.  Other-than-temporary impairment charges on investment securities declined $302,000 for the nine months ended September 30, 2012, compared to the same period last year, as the Company did not experience any other-than-temporary impairment on its securities portfolio in 2012.

Non-Interest Expense

For the three months ended September 30, 2012, non-interest expense increased $1.9 million, or 5.6%, to $36.9 million, compared to the three months ended September 30, 2011.  Compensation and benefits increased $905,000 for the quarter ended September 30, 2012, to $20.1 million, compared to the quarter ended September 30, 2011.  This increase was due to higher salary expense associated with annual merit increases, personnel added as a result of the Beacon acquisition, an increased incentive compensation accrual, and increased employee health and medical costs and retirement benefit costs. Other operating expenses increased $877,000, to $6.1 million for the quarter ended September 30, 2012, from the same period in 2011, due mainly to an increase in non-performing asset related expenses and costs associated with branch consolidations.  In addition, data processing expense increased $331,000 for the three months ended September 30, 2012, compared to same period in 2011, primarily due to increased software maintenance expense associated with technology enhancements at Beacon.  Partially offsetting these increases, amortization of intangibles decreased $197,000 for the three months ended September 30, 2012, compared with the same period in 2011, as a result of scheduled reductions in core deposit intangible amortization.  Net occupancy expense decreased $144,000, to $5.1 million for the three months ended September 30, 2012, compared to the same period in 2011, as the prior year period included approximately $125,000 in expense due to property damage sustained in Hurricane Irene.

The Company’s annualized non-interest expense as a percentage of average assets was 2.04% for the quarter ended September 30, 2012, compared to 2.01% for the same period in 2011.  The efficiency ratio (non-interest expense divided by the sum of net interest income and non-interest income) was 58.10% for the quarter ended September 30, 2012, compared with 55.39% for the same period in 2011.

Non-interest expense for the nine months ended September 30, 2012 was $111.4 million, an increase of $5.2 million, or 4.9%, from the nine months ended September 30, 2011.  Compensation and benefits expense increased $4.6 million, to $61.1 million for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011, due to higher salary expense associated with annual merit increases, personnel added as a result of the Beacon acquisition, an increased incentive compensation accrual and increased employee health and medical costs and retirement benefit costs.  In addition, other operating expense increased $1.8 million for the nine months ended September 30, 2012, compared to the same period in 2011, due primarily to increased non-performing asset related expenses, a $213,000 charge related to the termination of a software contract in connection with the Beacon integration, and $222,000 in charges related to the consolidation of underperforming branches.  Data processing expense increased $768,000 for the nine months ended September 30, 2012, compared to the same period in 2011, due to an increase in software maintenance expense, primarily associated with technology enhancements at Beacon, and increased core processing fees.  Partially offsetting these increases, impairment of premises and equipment declined $807,000 for the nine months ended September 30, 2012, compared to the same period last year, due to an impairment charge incurred in the first quarter of 2011 related to the then planned sale and relocation of the Company’s former loan center.  FDIC insurance expense decreased $586,000 to $3.9 million for the nine months ended September 30, 2012, compared with the same period in 2011.  The decrease was primarily due to a lower assessment rate and a change in assessment methodology from a deposit-based to an asset-based assessment, effective in the second quarter of 2011.  Net occupancy expense decreased $481,000 to $15.3 million, compared to the same period last year, due to the consolidation and relocation of the Company’s administrative offices in April 2011 and the elimination of prior year carrying costs on previously occupied facilities owned by the Company that were sold in November 2011.  Approximately $125,000 in expense due to property damage sustained in Hurricane Irene were also included in occupancy expense for the nine months ended September 30, 2011.  Additionally, amortization of intangibles decreased $346,000 for the nine months ended September 30, 2012, compared with the same period of 2011, as a result of scheduled reductions in core deposit intangible amortization, partially offset by the amortization of the customer relationship intangible arising from the Beacon acquisition and increased amortization of mortgage servicing rights.

Asset Quality

The Company’s total non-performing loans at September 30, 2012 improved to $105.7 million, or 2.19% of total loans, compared with $115.2 million, or 2.43% of total loans at June 30, 2012, $122.5 million, or 2.63% of total loans at December 31, 2011, and $125.3 million, or 2.74% of total loans at September 30, 2011.   The decrease in non-performing loans at September 30, 2012, compared with the trailing quarter, was largely due to a $4.9 million decrease in non-performing commercial loans, a $2.6 million decrease in non-performing residential loans, a $1.3 million decrease in non-performing consumer loans and a $1.0 million decrease in non-performing commercial mortgage loans.  At September 30, 2012, impaired loans totaled $114.4 million with related specific reserves of $8.4 million, compared with impaired loans totaling $115.5 million with related specific reserves of $8.6 million at June 30, 2012.

At September 30, 2012, the Company’s allowance for loan losses was 1.46% of total loans, compared with 1.53% of total loans at June 30, 2012, 1.60% of total loans at December 31, 2011 and 1.61% of total loans at September 30, 2011.  The Company recorded provisions for loan losses of $3.5 million and $12.0 million for the three and nine months ended September 30, 2012, respectively, compared with provisions of $7.5 million and $22.9 million for the three and nine months ended September 30, 2011, respectively.  For the three and nine months ended September 30, 2012, the Company had net charge-offs of $5.6 million and $16.1 million, respectively, compared with net charge-offs of $6.1 million and $18.0 million, respectively, for the same periods in 2011.  The allowance for loan losses decreased $4.1 million to $70.3 million at September 30, 2012, from $74.4 million at December 31, 2011 as the weighted average risk rating of the loan portfolio improved and non-performing asset formation decreased.

At September 30, 2012, the Company held $13.9 million of foreclosed assets, compared with $12.8 million at December 31, 2011.  Foreclosed assets at September 30, 2012 consisted of $6.5 million of commercial real estate, $5.9 million of residential real estate, $498,000 of marine vessels and $339,000 of commercial loans.

Income Tax Expense

For the three and nine months ended September 30, 2012, the Company’s income tax expense was $7.0 million and $21.0 million, respectively, compared with $5.1 million and $14.3 million, for the three and nine months ended September 30, 2011, respectively.  The increase in income tax expense was primarily a function of growth in pre-tax income from taxable sources. The Company’s effective tax rates were 30.1% and 29.3% for the three and nine months ended September 30, 2012, respectively, compared with 24.6% and 25.2% for both the three and nine months ended September 30, 2011, respectively.

About the Company

Provident Financial Services, Inc. is the holding company for The Provident Bank, a community-oriented bank offering a full range of retail and commercial loan and deposit products.  The Bank currently operates a network of full service branches throughout 11 counties in northern and central New Jersey.

Post Earnings Conference Call

Representatives of the Company will hold a conference call for investors at 10:00 a.m. Eastern Time on Friday, October 26, 2012 regarding highlights of the Company’s third quarter 2012 financial results.  The call may be accessed by dialing 1-877-317-6789 (Domestic), 1-412-317-6789 (International) or 1-866-605-3852 (Canada).  Internet access to the call is also available (listen only) at www.providentnj.com by going to Investor Relations and clicking on Webcast.

Forward Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
September 30, 2012 (Unaudited) and December 31, 2011
(Dollars in Thousands)

Assets	September 30, 2012	December 31, 2011

Cash and due from banks	$105,601	$68,553
Short-term investments	1,952	1,079
Total cash and cash equivalents	107,553	69,632

Securities available for sale, at fair value	1,337,212	1,376,119
Investment securities held to maturity (fair value of $370,353 at
September 30, 2012 (unaudited) and $366,296 at December 31, 2011)	352,307	348,318
Federal Home Loan Bank of New York ("FHLB-NY") stock	37,971	38,927

Loans	4,818,857	4,653,509
Less allowance for loan losses	70,280	74,351
Net loans	4,748,577	4,579,158

Foreclosed assets, net	13,900	12,802
Banking premises and equipment, net	67,315	66,260
Accrued interest receivable	22,590	24,653
Intangible assets	358,365	360,714
Bank-owned life insurance	145,905	142,010
Other assets	73,285	78,810
Total assets	$7,264,980	$7,097,403

Liabilities and Stockholders' Equity

Deposits:
Demand deposits	$3,468,321	$3,136,129
Savings deposits	897,854	891,742
Certificates of deposit of $100,000 or more	342,807	383,174
Other time deposits	664,695	745,552
Total deposits	5,373,677	5,156,597

Mortgage escrow deposits	21,340	20,955
Borrowed funds	834,421	920,180
Other liabilities	46,999	47,194
Total liabilities	6,276,437	6,144,926

Stockholders' Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 83,209,293 shares issued and 60,156,795 outstanding at September 30, 2012, and 59,968,195
outstanding at December 31, 2011	832	832
Additional paid-in capital	1,020,778	1,019,253
Retained earnings	390,515	363,011
Accumulated other comprehensive income	13,038	9,571
Treasury stock	(383,256)	(384,725)
Unallocated common stock held by the Employee Stock Ownership Plan ("ESOP")	(53,364)	(55,465)
Common Stock acquired by the Directors' Deferred Fee Plan ("DDFP")	(7,321)	(7,390)
Deferred Compensation - DDFP	7,321	7,390
Total stockholders' equity	988,543	952,477
Total liabilities and stockholders' equity	$7,264,980	$7,097,403

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Three and Nine Months Ended September 30, 2012 and 2011 (Unaudited)
(Dollars in Thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Interest income:
Real estate secured loans	$38,544	$39,466	$116,175	$119,425
Commercial loans	10,242	11,010	30,817	31,867
Consumer loans	6,343	6,436	18,967	19,445
Securities available for sale and FHLB-NY stock	6,599	9,174	22,743	28,468
Investment securities	2,987	3,045	8,896	9,169
Deposits, Federal funds sold and other short-term investments	42	26	58	81
Total interest income	64,757	69,157	197,656	208,455

Interest expense:
Deposits	6,155	8,984	19,660	28,439
Borrowed funds	4,887	5,717	14,866	17,937
Total interest expense	11,042	14,701	34,526	46,376
Net interest income	53,715	54,456	163,130	162,079
Provision for loan losses	3,500	7,500	12,000	22,900
Net interest income after provision for loan losses	50,215	46,956	151,130	139,179

Non-interest income:
Fees	7,532	6,631	23,018	18,052
Bank owned life insurance	1,273	1,274	3,895	3,998
Other-than-temporary impairment losses on securities	—	—	—	(1,661)
Portion of loss recognized in OCI (before taxes)	—	—	—	1,359
Net impairment losses recognized in earnings	—	—	—	(302)
Net gain on securities transactions	298	658	2,482	686
Other income	687	87	2,466	1,431
Total non-interest income	9,790	8,650	31,861	23,865

Non-interest expense:
Compensation and employee benefits	20,131	19,226	61,084	56,476
Net occupancy expense	5,142	5,286	15,330	15,811
Data processing expense	2,712	2,381	7,762	6,994
FDIC Insurance	1,277	1,319	3,897	4,483
Amortization of intangibles	511	708	1,968	2,314
Impairment of premises and equipment	—	—	—	807
Advertising and promotion expense	1,036	823	2,849	2,605
Other operating expenses	6,087	5,210	18,553	16,747
Total non-interest expenses	36,896	34,953	111,443	106,237
Income before income tax expense	23,109	20,653	71,548	56,807
Income tax expense	6,955	5,087	20,963	14,333
Net income	$16,154	$15,566	$50,585	$42,474

Basic earnings per share	$0.28	$0.27	$0.89	$0.75
Average basic shares outstanding	57,194,046	56,926,131	57,133,164	56,847,975

Diluted earnings per share	$0.28	$0.27	$0.88	$0.75
Average diluted shares outstanding	57,238,819	56,941,715	57,169,844	56,860,371

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands, except share data) (Unaudited)

	At or for the		At or for the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
STATEMENTS OF INCOME:
Net interest income	$53,715	$54,456	$163,130	$162,079
Provision for loan losses	3,500	7,500	12,000	22,900
Non-interest income	9,790	8,650	31,861	23,865
Non-interest expense	36,896	34,953	111,443	106,237
Income before income tax expense	23,109	20,653	71,548	56,807
Net income	16,154	15,566	50,585	42,474
Diluted earnings per share	$0.28	$0.27	$0.88	$0.75
Interest rate spread	3.17%	3.35%	3.24%	3.35%
Net interest margin	3.31%	3.50%	3.38%	3.51%

PROFITABILITY:
Annualized return on average assets	0.90%	0.90%	0.95%	0.83%
Annualized return on average equity	6.53%	6.52%	6.95%	6.06%
Annualized non-interest expense to average assets	2.04%	2.01%	2.09%	2.08%
Efficiency ratio (1)	58.10%	55.39%	57.15%	57.13%

ASSET QUALITY:
Non-accrual loans			$105,686	$125,333
90+ and still accruing			—	—
Non-performing loans			105,686	125,333
Foreclosed assets			13,900	6,889
Non-performing assets			119,586	132,222
Non-performing loans to total loans			2.19%	2.74%
Non-performing assets to total assets			1.65%	1.89%
Allowance for loan losses			$70,280	$73,655
Allowance for loan losses to total non-performing loans			66.50%	58.77%
Allowance for loan losses to total loans			1.46%	1.61%

AVERAGE BALANCE SHEET DATA:
Assets	$7,179,112	$6,896,530	$7,137,854	$6,842,934
Loans, net	4,658,208	4,414,332	4,620,253	4,387,655
Earning assets	6,435,616	6,151,259	6,399,917	6,114,182
Core deposits	4,275,493	3,789,544	4,161,283	3,705,231
Borrowings	837,728	907,055	880,376	916,777
Interest-bearing liabilities	5,360,329	5,289,910	5,393,121	5,275,243
Stockholders' equity	983,732	947,394	972,850	937,002
Average yield on interest-earning assets	3.99%	4.45%	4.10%	4.53%
Average cost of interest-bearing liabilities	0.82%	1.10%	0.86%	1.18%

LOAN DATA:
Mortgage loans:
Residential			$1,289,316	$1,347,973
Commercial			1,293,143	1,236,370
Multi-family			687,485	497,025
Construction			125,408	115,251
Total mortgage loans			3,395,352	3,196,619
Commercial loans			839,253	814,112
Consumer loans			583,554	553,670
Total gross loans			4,818,159	4,564,401
Premium on purchased loans			5,327	6,320
Unearned discounts			(83)	(107)
Net deferred			(4,546)	(2,394)
Total loans			$4,818,857	$4,568,220

Notes

(1) Efficiency Ratio Calculation
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net interest income	$53,715	$54,456	$163,130	$162,079
Non-interest income	9,790	8,650	31,861	23,865
Total income:	$63,505	$63,106	$194,991	$185,944

Non-interest expense:	$36,896	$34,953	$111,443	$106,237

Expense/income:	58.10%	55.39%	57.15%	57.13%

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Quarterly Average Balances
(Unaudited) (Dollars in Thousands)

	September 30, 2012				June 30, 2012
	Average			Average	Average			Average
	Balance		Interest	Yield	Balance		Interest	Yield
Interest-Earning Assets:
Deposits	$66,040		$42	0.25%	$5,477		$3	0.25%
Federal funds sold and
other short-term investments	1,461		—	0.02%	1,290		1	0.16%
Investment securities (1)	356,052		2,987	3.36%	357,248		2,991	3.35%
Securities available for sale	1,315,366		6,138	1.87%	1,381,968		7,376	2.13%
Federal Home Loan Bank stock	38,489		461	4.77%	41,277		436	4.25%
Net loans (2)
Total mortgage loans	3,260,435		38,544	4.68%	3,250,352		38,672	4.73%
Total commercial loans	822,093		10,242	4.94%	797,182		10,205	5.10%
Total consumer loans	575,680		6,343	4.38%	570,088		6,335	4.47%
Total Net loans	4,658,208		55,129	4.68%	4,617,622		55,212	4.76%
Total Interest-Earning Assets	$6,435,616		$64,757	3.99%	$6,404,882		$66,019	4.11%

Non-Interest Earning Assets:
Cash and due from banks	82,849				66,450
Other assets	660,647				660,810
Total Assets	$7,179,112				$7,132,142

Interest-Bearing Liabilities:
Demand deposits	$2,601,626		$2,543	0.39%	$2,540,421		$2,674	0.42%
Savings deposits	902,458		365	0.16%	909,157		372	0.16%
Time deposits	1,018,517		3,247	1.27%	1,057,748		3,457	1.31%
Total Deposits	4,522,601		6,155	0.54%	4,507,326		6,503	0.58%
Borrowed funds	837,728		4,887	2.32%	903,084		4,938	2.20%
Total Interest-Bearing Liabilities	$5,360,329		$11,042	0.82%	$5,410,410		$11,441	0.85%
Non-Interest Bearing Liabilities	835,051				748,172
Total Liabilities	6,195,380				6,158,582
Stockholders' equity	983,732				973,562
Total Liabilities and Stockholders' Equity	7,179,112				$7,132,144

Net interest income			$53,715				$54,578

Net interest rate spread				3.17%				3.26%
Net interest-earning assets	$1,075,287				$994,472

Net interest margin (3)				3.31%				3.39%
Ratio of interest-earning assets to
total interest-bearing liabilities	1.20	x			1.18	x

(1) Average outstanding balance amounts shown are amortized cost.
(2) Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the quarterly net interest margin for the previous five quarters.

	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
	3rd Qtr.	2nd Qtr.	1st Qtr.	4th Qtr.	3rd Qtr.
Interest-Earning Assets:
Securities	2.17%	2.42%	2.54%	2.44%	2.81%
Net loans	4.68%	4.76%	4.83%	4.94%	5.10%
Total interest-earning assets	3.99%	4.11%	4.19%	4.24%	4.45%

Interest-Bearing Liabilities:
Total deposits	0.54%	0.58%	0.62%	0.72%	0.81%
Total borrowings	2.32%	2.20%	2.25%	2.34%	2.50%
Total interest-bearing liabilities	0.82%	0.85%	0.90%	0.99%	1.10%

Interest rate spread	3.17%	3.26%	3.29%	3.25%	3.35%
Net interest margin	3.31%	3.39%	3.42%	3.39%	3.50%

Ratio of interest-earning assets to interest-bearing liabilities	1.20x	1.18x	1.18x	1.18x	1.16x

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Average Year to Date Balances
(Unaudited) (Dollars in Thousands)

	September 30, 2012				September 30, 2011
	Average			Average	Average			Average
	Balance		Interest	Yield	Balance		Interest	Yield
Interest-Earning Assets:
Deposits	$30,440		$57	0.25%	$43,573		$81	0.25%
Federal funds sold and
other short-term investments	1,339		1	0.07%	1,468		—	0.01%
Investment securities (1)	352,348		8,896	3.37%	344,651		9,169	3.55%
Securities available for sale	1,355,955		21,365	2.10%	1,298,521		27,098	2.78%
Federal Home Loan Bank stock	39,582		1,378	4.65%	38,314		1,370	4.78%
Net loans (2)					.
Total mortgage loans	3,237,581		116,175	4.75%	3,078,068		119,425	5.15%
Total commercial loans	812,524		30,817	5.02%	753,854		31,867	5.61%
Total consumer loans	570,148		18,967	4.44%	555,733		19,445	4.68%
Total Net loans	4,620,253		165,959	4.76%	4,387,655		170,737	5.17%
Total Interest-Earning Assets	$6,399,917		$197,656	4.10%	$6,114,182		$208,455	4.53%

Non-Interest Earning Assets:
Cash and due from banks	76,319				73,775
Other assets	661,618				654,977
Total Assets	$7,137,854				$6,842,934

Interest-Bearing Liabilities:
Demand deposits	$2,550,181		$7,998	0.42%	$2,219,689		$11,827	0.71%
Savings deposits	900,600		1,111	0.16%	904,731		2,423	0.36%
Time deposits	1,061,964		10,551	1.33%	1,234,046		14,189	1.54%
Total Deposits	4,512,745		19,660	0.58%	4,358,466		28,439	0.87%
Borrowed funds	880,376		14,866	2.26%	916,777		17,937	2.62%
Total Interest-Bearing Liabilities	$5,393,121		$34,526	0.86%	$5,275,243		$46,376	1.18%
Non-Interest Bearing Liabilities	771,883				630,689
Total Liabilities	6,165,004				5,905,932
Stockholders' equity	972,850				937,002
Total Liabilities and Stockholders' Equity	7,137,854				$6,842,934

Net interest income			$163,130				$162,079

Net interest rate spread				3.24%				3.35%
Net interest-earning assets	$1,006,796				$838,939

Net interest margin (3)				3.38%				3.51%
Ratio of interest-earning assets to
total interest-bearing liabilities	1.19	x			1.16	x

(1) Average outstanding balance amounts shown are amortized cost.
(2) Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the year-to-date net interest margin for the previous three years.

	Nine Months Ended
	9/30/12	9/30/11	9/30/10
Interest-Earning Assets:
Securities	2.37%	2.91%	3.27%
Net loans	4.76%	5.17%	5.41%
Total interest-earning assets	4.10%	4.53%	4.78%

Interest-Bearing Liabilities:
Total deposits	0.58%	0.87%	1.15%
Total borrowings	2.26%	2.62%	3.26%
Total interest-bearing liabilities	0.86%	1.18%	1.52%

Interest rate spread	3.24%	3.35%	3.26%
Net interest margin	3.38%	3.51%	3.45%

Ratio of interest-earning assets to interest-bearing liabilities	1.19x	1.16x	1.14x